Exhibit 4.9

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this Supplemental Indenture) dated as of November 14, 2003 among AEGON N.V., a Netherlands public company with limited liability (hereinafter called AEGON N.V.), having its principal executive office at AEGONplein 50, 2501 CE, The Hague, AEGON Funding Corp., a Delaware corporation (hereinafter called AEGON Funding), having its principal executive office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, AEGON Funding Corp. II, a Delaware corporation (hereinafter called AEGON Funding II), having its principal executive office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee (hereinafter called the Trustee).

RECITALS

WHEREAS, AEGON N.V., AEGON Funding, AEGON Funding II and the Trustee have entered into an indenture dated as of October 11, 2001 (the Indenture), providing for the issuance from time to time of unsecured debentures, notes, guarantees and other evidences of indebtedness of AEGON N.V., AEGON Funding and AEGON Funding II (hereinafter called the Securities) to be issued in one or more series as provided for in the Indenture;

WHEREAS, AEGON N.V., AEGON Funding and AEGON Funding II desire to modify the Indenture as provided herein;

WHEREAS, this Supplemental Indenture is entered into pursuant to the provisions of Section 901 of the Indenture and accordingly the modifications contained herein shall not adversely affect the interests of the Holders of the Securities; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding supplemental indenture to the Indenture in accordance with the terms of the Indenture have been done and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, for consideration, the adequacy and sufficiency of which is hereby acknowledged by the parties hereto, each party agrees, for the benefit of the other parties and for the equal and proportionate benefit of all Holders of the Securities, as follows:

SECTION 1.01.    The Indenture shall be amended by deleting the word “or” at the end of subsection (8) of Section 1006.

SECTION 1.02.    The Indenture shall be amended by renumbering the current subsection (9) of Section 1006 as subsection (10) of Section 1006.

SECTION	1.03. The Indenture shall be amended by adding the following subsection (9) to Section 1006:

“(9)	any withholding or deduction imposed on a payment which is required to be made pursuant to a European Union directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such directive; or”.

SECTION 1.04.    This Supplemental Indenture shall become effective on the date on which it has been duly executed and delivered by the parties hereto and shall only apply to Securities issued after the date hereof.

SECTION 1.05.    If any provision of this Supplemental Indenture limits, qualifies or conflicts with any other provision hereof or of the Indenture which provision is required to be included in the Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 1.06.    If any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.07.    This Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 1.08.    This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

SECTION 1.09.    Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 1.10.    The recitals contained herein shall be taken as the statements by AEGON N.V., AEGON Funding, AEGON Funding II, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 1.11    Except as amended herein, the Indenture remains in full force and effect.

SECTION 1.12.    IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered as of the day and year first above written.

AEGON N.V.

by
Name: Title:

AEGON Funding Corp.

by
Name: Title:

AEGON Funding Corp. II

by
Name: Title:

Citibank, N.A., as Trustee

by
Name: Title:

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